EXHIBIT 99.1

Kaival Brands Reports Fiscal 2022 Second Quarter Financial Results

Recently Signed Agreement with Affiliate of Philip Morris International Could Dramatically Drive Global Distribution; Accelerate Delivery of a Smoke-Free Future

GRANT, FL, June 21, 2022 -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company,” or “we”), the exclusive U.S. distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), which are intended for adults 21 and over, today announced its financial results for the fiscal 2022 second quarter ended April 30, 2022.

Corporate Updates Subsequent to the Fiscal Second Quarter 2022

●	The Company’s recently formed, wholly owned subsidiary, Kaival Brands International, LLC (“KBI”), entered into an international licensing agreement with Philip Morris Products S.A. (“PMPSA”), a wholly owned affiliate of Philip Morris International Inc. (“PMI”) (NYSE: PM), for the development and distribution of electronic nicotine delivery system (“ENDS”) products in markets outside of the U.S., subject to market (or regulatory) assessment.
●	The PMI License Agreement grants to PMPSA a license of certain intellectual property rights relating to Bidi’s ENDS device, known as the BIDI® Stick in the U.S., as well as potentially newly developed devices, to permit PMPSA to manufacture, promote, sell, and distribute such ENDS device and newly developed devices, in international markets, outside of the U.S.
●	PMI’s international distribution network will potentially create substantial new “capital-light” revenue stream.

Management Comments

Niraj Patel, Chief Executive Officer and Founder of Kaival Brands stated, “Our results demonstrate strong execution and resiliency in our business, as revenues in the second quarter of fiscal year 2022 rose 11% as compared to revenues in the first quarter of fiscal year 2022. The recently announced international licensing agreement with PMPSA, a wholly owned affiliate of PMI, is a major milestone in the Company’s efforts to expand the global sales and distribution of the BIDI® Stick. From a balance sheet perspective, the international licensing agreement has the potential to generate substantial returns on capital for the Company, given the low cash investment needed to reach a significant number of potential new consumers.”

Financial Results for Fiscal Second Quarter 2022

Revenues: Revenues decreased by approximately $15.7 million in the second quarter of fiscal year 2022, compared to the same period of fiscal year 2021. In February 2022, Bidi Vapor was granted a judicial stay on the marketing denial order (“MDO”) previously issued by the U.S. Food and Drug Administration (the “FDA”) prohibiting the marketing and sale of non-tobacco flavored BIDI® Sticks, which had significantly impacted our revenues in previous quarters. As a result of the grant of the judicial stay of the MDO, our revenues increased in the second quarter of fiscal 2022, as compared to first quarter of fiscal 2022. We expect this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, subject to the court ruling in Bidi Vapor’s favor in the pending merits-based case, and subject to the FDA’s enforcement discretion.

Cost of Revenue, Net, and Gross Profit (Loss): Gross profit in the second quarter of fiscal year 2022 was approximately $387,700, or approximately 12.7% of revenues, net, compared to approximately $6.3 million gross profit, or approximately 34.6% of revenues, net, for the second quarter of fiscal year 2021. Total cost of revenue, net was approximately $2.7 million, or approximately 87.3% of revenue, net for the second quarter of fiscal year 2022, compared to approximately $11.9 million, or approximately 65.4% of revenue, net for the second quarter of fiscal year 2021. The decrease in gross profit is primarily driven by the decrease in overall sales and the recognition of accumulated year-to-date credits/discounts/rebates given to customers, totaling approximately $499,000, resulting in an offset to revenue, net, during the second quarter of fiscal year 2022.

Operating Expenses: Total operating expenses were approximately $5.4 million for the second quarter of fiscal year 2022, compared to approximately $10.4 million for the second quarter of fiscal year 2021. For the second quarter of fiscal year 2022, operating expenses consisted primarily of advertising and promotion fees of approximately $761,000, stock-based compensation expense of approximately $2.5 million, professional fees of approximately $163,000 and general and administrative expenses of approximately $2.0 million. General and administrative expenses in the second quarter of fiscal year 2022 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the second quarter of fiscal year 2021, operating expenses were approximately $10.4 million, consisting primarily of advertising and promotion fees of approximately $801,000, professional fees totaling approximately $7.3 million, and general and administrative expenses of approximately $2.3 million. General and administrative expenses in the second quarter of fiscal year 2021 consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. We expect future operating expenses to increase while we increase the footprint of our business and generate increased sales growth.

Income Taxes: During the second quarter of fiscal year 2022, we did not accrue a tax provision for income taxes, due to the pre-tax loss of approximately ($5.1) million, compared to a tax provision of approximately $187,000 for the second quarter of fiscal year 2021, due to the amount of pre-tax income for that three-month period. However, we did report a tax benefit of approximately $5,800. The reduction from the second quarter of fiscal year 2021 was due to the pre-tax operating loss recognized during the second quarter of fiscal year 2022.

Net Loss: As a result of decreased revenue, the net loss for the second quarter of fiscal year 2022 was approximately ($5.0) million, or ($0.16) basic and diluted loss per share, compared to a net loss of approximately ($4.3) million, or ($0.18) basic and diluted earnings per share, for the second quarter of fiscal year 2021. The increase in the net loss for the second quarter of fiscal year 2022, as compared to the second quarter of fiscal year 2021, is primarily attributable to the decreased revenues and increase in customer credits/discounts/rebates, as noted above.

Six months ended April 30, 2022, compared to six months ended April 30, 2021

Revenues: Revenues for the first six months of fiscal year 2022 were approximately $6.0 million, compared to $55.5 million in the same period of the prior fiscal year. Revenues decreased in the first six months of fiscal year 2022 compared to fiscal year 2021, generally due to (i) Bidi Vapor’s receipt of the MDO, which limited our ability during the first six months of fiscal year 2022 to sell flavored BIDI® Sticks in the United States and (ii) increased competition. In February 2022, Bidi Vapor was granted a judicial stay on the MDO previously issued by the FDA banning the marketing and sale of non-tobacco flavored BIDI® Sticks, amongst banning these non-tobacco flavored sticks with other industry competitors. As a result of the judicial stay of Bidi Vapor’s MDO, we have begun to experience an upward trajectory in our revenue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks products increase, which sales remain subject to FDA’s enforcement discretion (and assuming that Bidi Vapor is successful in its currently pending merits-based case). We also anticipate that if the FDA begins enforcement against illegally-marketed or synthetic-nicotine vaping products, there may be an increased demand for compliant and legal vaping products, such as the BIDI® Stick.

Cost of Revenue and Gross Profit: Gross loss in the first six months of fiscal year 2022 was approximately ($303,000), compared to gross profit of approximately $11.1 million profit for the first six months of fiscal year 2021. Total cost of revenue was approximately $6.2 million for the first six months of fiscal year 2022, compared to $44.4 million for the first six months of fiscal year 2021. The decrease in gross profit is primarily driven by the decrease in overall sales and the recognition of accumulated year-to-date credits/discounts/rebates given to customers, totaling approximately $1.4 million, resulting in an offset to revenue, net, during the six months ended April 30, 2022.

Operating Expenses: Total operating expenses were approximately $7.5 million for the first six months of fiscal year 2022, compared to approximately $14.7 million for the first six months of fiscal year 2021. For the first six months of fiscal year 2022, operating expenses consisted of commissions paid pursuant to a service agreement of approximately $1.4 million and general and administrative expenses consisting of amortized stock option expense of approximately $2.8 million, professional fees of approximately $1.4 million, salaries and wages of approximately $939,000, and all other general and administrative expenses of approximately $1.0 million. General and administrative expenses in the first six months of fiscal year 2022 consisted primarily of legal fees, salaries, other professional fees, merchant fees, and other service fees. Total operating expenses for the first six months of fiscal year 2021 were approximately $14.7 million. These operating expenses consisted primarily of advertising and promotion fees of approximately $1.8 million; professional fees of approximately $9.7 million; salary, wages, commissions, and bonuses of approximately $1.8 million; stock-based compensation expense of approximately $580,000; professional fees of approximately $163,000; and general and administrative expenses of approximately $820,000, which consisted primarily of insurance, banking fees, merchant fees, business fess and other service fees.

Cash Position: As of April 30, 2022, the Company had working capital of approximately $13.4 million and total cash of $4.7 million.

Liquidity and Capital Resources: Cash flow used in operations was approximately $(4.6) million for the first six months of fiscal year 2022, compared to $(5.2) million used in operations for the first six months of fiscal year 2021. The decrease in cash flow used in operations for the first six months of fiscal year 2022 compared to the first six months of fiscal 2021 was primarily due to the decrease in stock-based compensation, accounts receivable, and accounts payable, offset by an increase in stock option expense, which is a non-cash item.

Cash flow used in financing activities was approximately $1.5 million for the first six months of fiscal year 2022, compared to $78,000 for the first six months of fiscal year 2021. Cash provided by financing activities during the first six months of fiscal year 2022 resulted from the exercise of warrants by various stockholders. The cash used in financing activities for the first six months of fiscal year 2022 and fiscal year 2021 consisted of cash used for the settlement of restricted stock units issued to employees.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible adult-focused marketing, strict youth access prevention measures and age-verification standards, as well as sustainability through its BIDI® Cares recycling program. Bidi Vapor’s device, the BIDI® Stick, is a premium product made with high-quality components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state, and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

Mr. Patel, the Company’s Chief Executive Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

For more information, visit www.bidivapor.com

ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands Innovations Group, Inc., is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands and Philip Morris International Inc. are the exclusive global distributors of products manufactured by Bidi Vapor.

Learn more about Kaival Brands at www.ir.kaivalbrands.com

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the success of our agreement with PMPSA, how quickly international markets adopt our product, the timing and results of Bidi Vapor’s appeal of the FDA’s PMTA denials for its non-tobacco flavored ENDS products; the scope of future FDA enforcement of regulations in the ENDS industry; the FDA’s approach to the regulation of synthetic nicotine and its impact on our business; potential federal and state flavor bans and other restrictions on ENDS products; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth, including sales growth in the international markets; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributors or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Contact:

Brett Maas

brett@haydenir.com